Trueyou.com Inc
Condensed Consolidated Balance Sheet
	As of
	September 30, 2006

In thousands		Pro Forma	Pro Forma
	Historical	Adjustments	Ongoing
	Consolidated	Operations Sold	Business
(Unaudited)

Assets:
Current assets:
Cash and cash equivalents	$3,340	$-	$3,340
Restricted cash, current portion	1,609	-	1,609
Accounts Receivable	568	341	227
Inventories	2,533	1,983	550
Other current assets	2,807	300	2,507
Total current assets	10,857	2,624	8,233

Property and equipment, net	12,950	11,950	1,000
Other assets	907	447	460
Deferred financing costs, net	1,150	-	1,150
Restricted cash, non-current portion	773	-	773
Goodwill	18,072	18,072	-
Other intangibles, net	4,565	4,475	90

Total assets	$49,274	$37,568	$11,706

Liabilities and Shareholders' Deficit:

Liabilities:
Current liabilities:
Accounts payable	$3,096	$1,600	1,496
Accrued expenses and other current liabilities	19,052	3,205	15,847
Deferred revenue	8,340	8,340	-
Short term debt	19,778	-	19,778
Total current liabilities	50,266	13,145	37,121

Convertible securities	173,899	-	173,899
Other long term liabilities	12,748	2,458	10,290

Total liabilities	236,913	15,603	221,310

Shareholders' deficit:
Common stock	15	-	15
Additional paid-in capital	2,961	-	2,961
Accumulated deficit	(190,615)	21,965	(212,580)

Total shareholders' deficit	(187,639)	21,965	(209,604)

Total liabilities and shareholders' deficit	$49,274	$37,568	$11,706

                              Trueyou.com Inc
Condensed Consolidated Statement of Operations

In thousands, except share and per share amounts
(Unaudited)

	Year Ended
	July 1, 2006
		Pro Forma	Pro Forma
	Historical	Adjustments	Ongoing
	Consolidated	Operations Sold	Business
Revenues:
Service	$23,978	$23,978	$-
Retail and wholesale	9,074	6,396	2,678
Total Revenue	33,052	30,374	2,678

Cost of Revenue:
Service	13,987	13,987	-
Retail and wholesale	4,548	3,444	1,104
Total Cost of Revenue	18,535	17,431	1,104

Gross margin	14,517	12,943	1,574

Selling, general and administrative expenses	43,902	28,003	15,899
Depreciation and amortization	4,102	3,487	615

Total operating expenses	48,004	31,490	16,514

Operating loss	(33,487)	(18,547)	(14,940)
Interest expense, net	3,988	1,994	1,994
Registration rights penalties	1,547	-	1,547
Unrealized loss on convertible securities	132,683	-	132,683

Loss before income tax provision	(171,705)	(20,541)	(151,164)

Income tax provision (benefit)	-	-	-

Net loss	(171,705)	(20,541)	(151,164)

Dividends on preferred stock	1,125	-	1,125

Net loss applicable to common shareholders	(172,830)	(20,541)	(152,289)

Basic and diluted loss per common share:	(11.53)		(10.16)

Weighted average common shares outstanding,
basic and diluted	14,995,513		14,995,513

                         Trueyou.com Inc
Condensed Consolidated Statement of Operations

In thousands, except share and per share amounts
(Unaudited)
	Quarter Ended
	September 30, 2006
		Pro Forma	Pro Forma
	Historical	Adjustments	Ongoing
	Consolidated	Operations Sold	Business
Revenues:
Service	$4,648	$4,648	$-
Retail and wholesale	2,614	1,710	904
Total Revenue	7,262	6,358	904

Cost of Revenue:
Service	2,919	2,919	-
Retail and wholesale	1,064	711	353
Total Cost of Revenue	3,983	3,630	353

Gross margin	3,279	2,728	551

Share based compensation expense	4,181	-	4,181
Selling, general and administrative expenses	10,967	7,013	3,954
Depreciation and amortization	1,166	991	175

Total operating expenses	16,314	8,004	4,129

Operating loss	(13,035)	(5,276)	(7,759)
Interest expense, net	2,678	1,339	1,339
Registration rights penalties	1,162	-	1,162
Unrealized (gain) on convertible securities	(40,536)	-	(40,536)

Gain (loss) before income tax provision	23,661	(6,615)	30,276

Income tax provision (benefit)	-	-	-

Net Income (loss)	23,661	(6,615)	30,276

Dividends on preferred stock	382	-	382

Net gain (loss) applicable to common shareholders	23,279	(6,615)	29,894

Basic and diluted income per common share:	1.55		1.99

Weighted average common shares outstanding,
basic and diluted	14,995,513		14,995,513